UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2013

RICHFIELD OIL & GAS COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-54576	35-2407100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 W. South Temple, Suite 1050
Salt Lake City, UT 84101
(Address of principal executive offices)

(801) 519-8500
  (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 6, 2013, the Board of Directors (the “Board”) of Richfield Oil & Gas Company (“we” or the “Company”) appointed Alan D. Gaines, age 57, to fill a vacancy on the Company’s Board. In accordance with the Company’s by-laws, Mr. Gaines shall serve as a director of the Company until the next annual meeting of the stockholders or upon his earlier resignation or removal and until his successors have been duly elected and qualified. Mr. Gaines has not been appointed to serve on any committees of the Board.

On May 6, 2013, we entered into an employment agreement (“Employment Agreement”) with Mr. Gaines, pursuant to which he will serve as the Chairman of our Board at a base salary $288,000 per annum. In addition, we also entered into an agreement with Mr. Gaines pursuant to which we granted him a stock option (the “Stock Option”), exercisable for up to 3,500,000 shares of our common stock. Below is a brief summary of the terms of the Employment Agreement and the Stock Option, copies of which are filed as Exhibits 10.1 and 10.2 hereto, and incorporated by reference herein.

The Employment Agreement provides that the initial term of employment is for a period of three (3) years, unless earlier terminated by us or Mr. Gaines by reason of death, disability, for “cause”, for “good reason”, upon a “change of control” or otherwise. The Employment Agreement automatically renews for a successive one (1) year term unless we or Mr. Gaines gives notice to the other of its intention not to renew within the time period specified therein. In addition to his base salary, Mr. Gaines is eligible to receive a bonus based upon criteria to be established by our compensation committee, such bonus not to exceed twice his annual base salary. Upon the termination of Mr. Gaines “without cause”, upon his resignation for “good reason”, or upon his termination following a “change in control” (each as defined in the Employment Agreement), Mr. Gaines shall be entitled to receive from us a severance payment equal to two times (2X) his then current base salary, together with payment for any bonus earned in the year preceding such termination but not yet paid and any accrued but unused vacation days. Mr. Gaines has agreed that, during the term of his employment with the Company and for a one-year period after his termination (other than resignation by him for “good reason” or termination by us “without cause”), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the drilling or production of natural gas or oil within a ten (10) mile radius from any property that we have an ownership, leasehold or participation interest. Mr. Gaines is further prohibited during the same time period from soliciting or inducing any of our then current employees or customers.

The Stock Option is exercisable for a period of up to seven (7) years from the date of grant at an exercise price of $1.00 per share. The Stock Option is initially exercisable for (i) up to 1,750,000 shares upon the earlier to occur of (x) the date on which the Company closes one or more sales of securities with gross proceeds to the Company in excess of $3,000,000 and (y) the six (6) month anniversary of the grant date (such date being the “Initial Vesting Date”); (ii) up to an additional 875,000 shares on the twelve (12) month anniversary date of the Initial Vesting Date and (iii) up to an additional 875,000 shares on the twenty four (24) month anniversary date of the Initial Vesting Date. Both the exercise price and the number of shares to be received upon exercise of the Stock Option may be subject to adjustment in certain instances. The Stock Option provides that the vesting of shares may be accelerated upon certain events.

Mr. Gaines brings approximately 30 years of experience as an energy investment and merchant banker. In 1983, Mr. Gaines co-founded Gaines, Berland Inc., a full service investment bank/advisory and brokerage, specializing in global energy markets, with particular emphasis given small to mid-capitalization public and private companies. Mr. Gaines’ sold his ownership in this entity in 1998. In 2001 Mr. Gaines founded Dune Energy, Inc. (OTCBB: DUNR) and served as the Chairman of the Board from 2001 to 2011. Mr. Gaines also served as Chief Executive Officer of Dune Energy from its inception until April 2007. From April 2005 until August 2008, he served as Vice-Chairman and from April 2005 until July 18, 2008, Mr. Gaines served as a director of Baseline Oil & Gas. From 2006 to 2010, Mr. Gaines served as a director of Cross Canyon Energy Corp., where he also served as Chief Executive Officer from April 2006 to September 2007 and as Chairman of the Board from April 2006 to May 2008. Mr. Gaines holds a B.B.A. in Finance from Baruch College and an M.B.A. in Finance (with distinction) from The Zarb School, Hofstra University Graduate School of Management. Mr. Gaines presently serves on the board of directors of Eagleford Energy Inc. (OTCBB: EFRDF) an independent E&P company with properties located in South Texas.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

The list of exhibits in the Exhibit Index is incorporated herein by reference.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHFIELD OIL & GAS COMPANY

By	/s/ Douglas C. Hewitt, Sr.
Douglas C. Hewitt, Sr.
Chief Executive Officer

Date	May 6, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated May 6, 2013, between Richfield Oil & Gas Company and Alan D. Gaines
10.2	Stock Option Agreement, dated May 6, 2013 between Richfield Oil & Gas Company and Alan D. Gaines
99.1	Press Release, dated May 7, 2013, announcing the hiring of Alan D. Gaines